================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 17)

                           ---------------------------

                           REGENCY CENTERS CORPORATION
                      (FORMERLY REGENCY REALTY CORPORATION)
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE                          758849 10 3
   (Title of class of securities)                               (CUSIP number)

                              NANCY E. BARTON, ESQ.
                      GENERAL ELECTRIC CAPITAL CORPORATION
                               260 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             RAYMOND O. GIETZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153


                                  JULY 12, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
(However, see the Notes.)

                         (Continued on following pages)
                              (Page 1 of 16 pages)

================================================================================

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 2 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------
---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SECURITY CAPITAL GROUP INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         36-3692698
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [  ]
                                                                                                                       (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     MARYLAND

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                             [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  59.0%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------




                                       2

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 3 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SC CAPITAL INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         74-2985638
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [  ]
                                                                                                                        (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEVADA

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  59.0%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------





                                       3

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 4 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SC REALTY INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         88-0330184
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [  ]
                                                                                                                        (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):            [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEVADA

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  59.0%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       4

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                 Page 5 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SECURITY CAPITAL OPERATIONS INCORPORATED
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         52-2146697
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [  ]
                                                                                                                         (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):              [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     MARYLAND

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   59.0%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------





                                       5

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                    Page 6 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 SECURITY CAPITAL SHOPPING MALL BUSINESS TRUST
                       S.S. OR I.R.S. IDENTIFICATION NO.                                         74-2869169
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [  ]
                                                                                                                          (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     MARYLAND

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   59.0%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------





                                       6

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                     Page 7 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAME OF REPORTING PERSON:                                 GE CAPITAL INTERNATIONAL HOLDINGS CORPORATION
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [  ]
                                                                                                                          (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                 [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   59.0%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       7

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                  Page 8 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL CORPORATION
                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [  ]
                                                                                                                         (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    BK, OO

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    34,273,236 SHARES OF COMMON STOCK
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               34,273,236 SHARES OF COMMON STOCK
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  34,273,236 SHARES OF COMMON STOCK

---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   59.0%

---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       8

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                     Page 9 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL SERVICES, INC.
                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [  ]
                                                                                                                          (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    0
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                                  DISCLAIMED (SEE 11 BELOW)
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               0
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                             DISCLAIMED (SEE 11 BELOW)

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  BENEFICIAL OWNERSHIP OF ALL
                                                                                                 SHARES DISCLAIMED BY GENERAL
                                                                                                 ELECTRIC CAPITAL SERVICES, INC.
---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                         NOT APPLICABLE
                                                                                                                   (SEE 11 ABOVE)
---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------






                                       9

--------------------------------- ----------------------------------------------                 ----------------------------------
CUSIP number                      758849 10 3                                         13D                  Page 10 of 16 Pages
--------------------------------- ----------------------------------------------                 ----------------------------------

---------------------- --------------------------------------------------------- --------------------------------------------------
          1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC COMPANY
                       I.R.S. IDENTIFICATION NOS.
                       OF ABOVE PERSONS:
---------------------- -----------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [  ]
                                                                                                                         (B) [  ]
---------------------- ------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY

---------------------- ----------------------------------- ------------------------------------------------------------------------
          4            SOURCE OF FUNDS:                    NOT APPLICABLE

---------------------- -----------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [  ]
---------------------- --------------------------------------------------------- --------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEW YORK

--------------------------------- -------- ----------------------------------------------------- ----------------------------------
           NUMBER OF                 7     SOLE VOTING POWER:                                    0
             SHARES
                                  -------- ----------------------------------------------------- ----------------------------------
          BENEFICIALLY               8     SHARED VOTING POWER:                                  DISCLAIMED (SEE 11 BELOW)
            OWNED BY
                                  -------- ----------------------------------------------------- ----------------------------------
              EACH                   9     SOLE DISPOSITIVE POWER:                               0
           REPORTING
                                  -------- ----------------------------------------------------- ----------------------------------
          PERSON WITH               10     SHARED DISPOSITIVE POWER:                             DISCLAIMED (SEE 11 BELOW)

---------------------- ------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  BENEFICIAL OWNERSHIP OF ALL
                                                                                                 SHARES DISCLAIMED BY GENERAL
                                                                                                 ELECTRIC COMPANY
---------------------- -----------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [  ]

---------------------- -----------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                         NOT APPLICABLE
                                                                                                                   (SEE 11 ABOVE)
---------------------- --------------------------------------------------------- --------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                 CO

---------------------- --------------------------------------------------------- --------------------------------------------------


                     This Amendment No. 17 ("Amendment No. 17") is filed by Security Capital Group Incorporated, a Maryland corporation (f/k/a Security Capital Realty Incorporated) ("Security Capital Group"), SC Capital Incorporated, a Nevada corporation ("SC Capital") and a wholly owned subsidiary of Security Capital Group, SC Realty Incorporated, a Nevada corporation ("SC-Realty") and a wholly owned subsidiary of SC Capital, Security Capital Operations Incorporated, a Maryland corporation ("Operations") and a wholly owned subsidiary of SC-Realty, Security Capital Shopping Mall Business Trust, a Maryland real estate investment trust and a subsidiary of Operations (f/k/a Midwest Mixed-Use Realty Investors Trust) ("Midwest"), General Electric Company, a New York corporation ("GE"), General Electric Capital Services, Inc., a Delaware corporation ("GECS") and a wholly owned subsidiary of GE, General Electric Capital Corporation, a Delaware corporation ("GECC") and a wholly owned subsidiary of GECS, and GE Capital International Holdings Corporation, a Delaware corporation ("GE Holdings" and, together with GE, GECS, GECC, Security Capital Group, SC Capital, SC-Realty, Operations and Midwest, the "Reporting Persons") and a wholly owned subsidiary of GECC and the parent corporation of Security Capital Group.

                     This Amendment No. 17 amends the Schedule 13D originally filed by Security Capital U.S. Realty and Security Capital Holdings S.A. on June 21, 1996 (as previously amended, the "Schedule 13D"). This Amendment No. 17 relates to shares of common stock, par value $0.01 per share ("Common Stock"), of Regency Centers Corporation, a Florida corporation (f/k/a Regency Realty Corporation) ("Regency"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Schedule 13D, as amended.

ITEM 4.              PURPOSE OF TRANSACTION.

                     On July 12, 2002, Security Capital Group provided written notice to Regency of its election not to extend the term of the "standstill" provisions of the Stockholders Agreement, which previously have been described in this Schedule 13D. As a result, the "standstill" provisions will terminate on April 10, 2003, unless earlier terminated in accordance with the Stockholders Agreement. A joint press release issued by Security Capital Group and Regency announcing Security Capital Group's election is attached hereto as Exhibit 18 and is incorporated herein by reference.

                     Neither Security Capital Group nor GECC, the indirect owner of all of Security Capital Group's outstanding capital stock, have reached any conclusions regarding a future course of action with respect to Security Capital Group's investment in Regency. Security Capital Group reserves all of its rights with respect to its investment intent as previously described in this Schedule 13D (including, without limitation, Amendment No. 13 hereto). Any future transactions or actions, if any, will be subject to and conducted in accordance with all applicable legal rules and contractual agreements to which Security Capital Group is subject.

ITEM 7.              MATERIAL TO BE FILED AS EXHIBITS

Exhibit 18 Joint Press Release of Security Capital Group Incorporated and Regency Centers Corporation, issued July 12, 2002.

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: July 12, 2002

                          GENERAL ELECTRIC COMPANY*

                          By: /s/ Nancy E. Barton
                              -------------------------------------------------
                              Name: Nancy E. Barton
                              Title: Attorney-in-Fact


                          GENERAL ELECTRIC CAPITAL SERVICES, INC.

                          By: /s/ Nancy E. Barton
                              -------------------------------------------------
                              Name: Nancy E. Barton
                              Title: Senior Vice President


                          GENERAL ELECTRIC CAPITAL CORPORATION

                          By: /s/ Nancy E. Barton
                              -------------------------------------------------
                              Name: Nancy E. Barton
                              Title: Senior Vice President


                          GE CAPITAL INTERNATIONAL HOLDINGS CORPORATION

                          By: /s/ Sarah Graber
                              -------------------------------------------------
                              Name: Sarah Graber
                              Title: Vice President and Assistant Secretary


                          SECURITY CAPITAL GROUP INCORPORATED

                          By: /s/ Jeffrey A. Klopf
                              -------------------------------------------------
                              Name: Jeffrey A. Klopf
                              Title: Senior Vice President and Secretary



------------------------
* Power of attorney, dated as of February 22, 2000, by General Electric Company is hereby incorporated by reference to Schedule 13D for Luxtec Corporation, filed March 12, 2001 by GE Capital Equity Investments, Inc.

                          SC CAPITAL INCORPORATED

                          By: /s/ Jeffrey A. Klopf
                              -------------------------------------------------
                              Name: Jeffrey A. Klopf
                              Title: Secretary


                          SC REALTY INCORPORATED

                          By: /s/ Jeffrey A. Klopf
                              -------------------------------------------------
                              Name: Jeffrey A. Klopf
                              Title: Secretary


                          SECURITY CAPITAL OPERATIONS INCORPORATED

                          By: /s/ Jeffrey A. Klopf
                              -------------------------------------------------
                              Name: Jeffrey A. Klopf
                              Title: Secretary


                          SECURITY CAPITAL SHOPPING MALL BUSINESS TRUST

                          By: /s/ Jeffrey A. Klopf
                              -------------------------------------------------
                              Name: Jeffrey A. Klopf
                              Title: Secretary

                                  EXHIBIT INDEX



Exhibit No.                                      Description
-----------                                      -----------

    18 Joint Press Release of Security Capital Group Incorporated and Regency Centers Corporation, issued July 12, 2002.